Vasomedical Inc.
180 Linden Avenue
Westbury, New York  11590
Tel: (516) 997-4600  Fax: (516) 997-2299


CONTACT:  Natalie Karp
          Investor Relations
          (516) 997-4600 ext. 776

                    VASOMEDICAL, INC. ANNOUNCES $3.0 MILLION
                                PRIVATE PLACEMENT

     Westbury, New York, June 30, 1997 -- Vasomedical, Inc. (NASDAQ:VASO; http://vasomedical.com) announced that it has executed an agreement with an investment fund for a private placement of $3.0 million of 5% Series B Convertible Preferred Shares pursuant to Regulation D of the Securities Act of 1933. The transaction was facilitated by Wharton Capital, a New York based financial consulting firm.

     Proceeds from the offering will fund working capital needs, such as for stepped-up marketing efforts and R&D focused on developing the next generation model of EECP and conducting clinical studies to expand EECP 's therapeutic indications and take advantage of its current labeling for acute conditions. In addition, the Company will engage in a communication campaign designed to broadly disseminate the results of its now completed MUST-EECP trial, expected to be announced in the fall of 1997. MUST-EECP is a company-sponsored randomized, controlled and double-blinded study in which teaching hospitals affiliated with the medical schools of Columbia, Harvard, Loyola University, UCSF, University of Pittsburgh and Yale and Grant/Riverside Methodist Hospitals have participated.

     Anthony Viscusi, President and CEO of Vasomedical, stated that "the Company is increasingly confident about the future of EECP as a mainstream treatment of coronary artery disease throughout the therapeutic continuum. We are entering a new evolutionary stage, and this capital infusion will enable us to move more rapidly in the establishment of new indications, among which congestive heart failure and peripheral vascular disease are priorities, and thus further capitalize on the full intrinsic value of our EECP technology for the benefit of patients, the medical profession and our shareholders."

     Vasomedical is a medical  technology  company  devoted to the  development,
manufacture   and    commercialization    of   innovative   and   cost-effective
cardiovascular products and processes.

     [This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful. Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the impact of competitive products and pricing; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; and the risk factors reported from time to time in the Company's SEC reports.]

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